Exhibit 99.1

Armstrong World Industries Expands Wood Product Portfolio with
Acquisition of Canadian-based Geometrik

LANCASTER, Pa. (Sept. 18, 2025) — Armstrong World Industries, Inc. (NYSE: AWI) a leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls, and exterior metal solutions, announced today that it has acquired Geometrik Manufacturing Inc. Based in Kelowna, British Columbia, Geometrik is a leading Canadian designer and manufacturer of wood acoustical ceiling and wall systems made from multiple wood species, including Western Hemlock.

“We are excited to welcome Geometrik to the Armstrong family and to significantly expand our wood manufacturing capabilities and product portfolio in Canada and the U.S with sought-after wood species like Western Hemlock,” said AWI CEO and President, Vic Grizzle. “We know designers and architects are drawn to the warmth of wood looks and biophilic design as demand for our products in this category has continued to grow. By combining the creative designs and manufacturing capabilities of Geometrik with Armstrong’s existing wood capabilities and best-in-class service platform, we expect to accelerate our growth in this rapidly expanding category and deliver more of these innovative, inspiring solutions to customers across North America.”

Founded in 2007 by Vladimir and Nataliya Bolshakov, Geometrik has built a broad portfolio of wood ceiling and specialty wall solutions using a variety of wood species along with various stains, perforations, shapes, and sizes. The company currently offers nine different wood products across several types of acoustical ceiling and wall systems and a curated palette of 12 standard and custom wood finishes. These offerings bring a wide range of Western Hemlock solutions to Armstrong’s Architectural Specialties portfolio.

“We are excited to join forces with Armstrong to grow our position in Canada and the U.S.,” said Vladimir Bolshakov, CEO and President, Geometrik. “With our shared focus on creativity and innovation, we look forward to bringing inspiring solutions to more customers.”

With the addition of Geometrik, Armstrong has now completed 13 Architectural Specialties acquisitions since 2016. The company funded the acquisition with available cash and District Capital Partners acted as its buy-side adviser.

For more information visit armstrongceilings.com/Geometrik.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls, and exterior metal solutions. For more than 160 years, Armstrong has delivered products and capabilities that enable architects, designers, and contractors to transform building design and construction with elevated aesthetics, acoustics, and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,700 employees and a manufacturing network of 21 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact

Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrongceilings.com or (717) 396-6354